Exhibit 10.1

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

EXECUTION COPY

MANUFACTURE AND SUPPLY AGREEMENT

THIS MANUFACTURE AND SUPPLY AGREEMENT (this “Agreement”), effective as of May 16, 2011 (the “Effective Date”), is made and entered into by and between Codexis, Inc., a Delaware corporation, having a place of business at 200 Penobscot Drive, Redwood City, California 94063, USA (“Codexis”), and Lactosan GmbH & Co. KG, a corporation organized and existing under the laws of Austria, having a place of business at Industriestrasse West 5, A-8605 Kapfenberg, Austria (“Company”). Codexis and Company each may be referred to herein individually as a “Party,” or collectively as the “Parties.”

WHEREAS, Codexis owns proprietary rights in certain chemical synthesis and biocatalysis process technology, and possesses certain valuable business and/or technical knowledge, information, and/or expertise relating to manufacturing processes for certain enzymes;

WHEREAS, Company has expertise and facilities for the manufacture of enzymes on a commercial scale; and

WHEREAS, Codexis would like Company to manufacture and supply certain enzymes to Codexis and/or its customers, and provide related documentation for or on behalf of Codexis, and Codexis has agreed to disclose and license its biocatalyst and biocatalyst process to Company for such purpose, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Codexis and Company agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms are defined as indicated:

1.1 “Ad-Hoc Enzyme” shall have the meaning set forth in Section 3.2(c).

1.2 “Affiliate” shall mean any entity that is controlled by, controls, or is under common control with a Party, as the case may be. For purposes of this Section 1.2, the term “control” means (a) direct or indirect ownership of more than fifty percent (50%) of the voting interest in the entity in question, or more than fifty percent (50%) interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests; or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).

1.3 “Applicable Law” shall mean all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Governmental Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.4 “Batch” shall mean, on an Enzyme-by-Enzyme basis, a specific quantity of Enzyme intended to be of uniform character and quality and produced during the same cycle of manufacture, as defined by the master batch record for such Enzyme, and which is manufactured in accordance with the terms of this Agreement.

1.5 “Codexis Know-How” shall mean, on an Enzyme-by-Enzyme basis, technology, information, expertise, know-how, and/or trade secrets Controlled by Codexis relating to the use of Codexis Materials in the manufacture of Enzyme that are not within the Codexis Patent Rights but are necessary for the use of Codexis Materials in the manufacture of Enzyme.

1.6 “Codexis Materials” shall mean, on an Enzyme-by-Enzyme basis, the materials to be supplied on or behalf of Codexis to Company, as may be set forth in the applicable Work Order.

1.7 “Codexis Patent Rights” shall mean, on an Enzyme-by-Enzyme basis, any and all rights under patents and pending patent applications Controlled by Codexis related to Codexis Enzymes and/or the use of Codexis Materials as set forth in this Agreement.

1.8 “Confidential Information” shall mean any information of a confidential and proprietary nature, including but not limited to the know-how, information, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof, disclosed by a Party to the other Party in written form or in oral form if summarized in a writing marked “confidential” and delivered to the receiving Party within thirty (30) days after such oral disclosure. For purposes of this Agreement, any and all Codexis Know-How, Codexis Materials, Inventions and/or Codexis Patent Rights shall be deemed to be Confidential Information of Codexis.

1.9 “Control” shall mean, with respect to an item or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided for in this Agreement under such item or right without violating the terms of any written agreement with any Third Party and without requiring the payment of compensation to any Third Party (other than payments made by Codexis to its employees or consultants in respect of intellectual property they create and assign to Codexis).

1.10 “Enzyme” shall mean Established Enzyme, First-Make Enzyme, and Ad-Hoc Enzyme.

1.11 “Established Enzyme” shall have the meaning set forth in Section 3.2(a).

1.12 “First-Make Enzyme” shall have the meaning set forth in Section 3.2(b).

1.13 “Governmental Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality, or regulatory body.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.14 “Invention” shall mean any discovery, invention, contribution, method, finding, or improvement, whether or not patentable, and all related know-how, that is conceived, reduced to practice, or otherwise developed by Company, either solely or jointly with Codexis and/or a Third Party, during the Term that relate to Enzyme, Codexis Patent Rights, Confidential Information of Codexis, Codexis Know-How, and/or Codexis Materials.

1.15 “Manufacturing Facility” shall mean any site or plant in which Company manufactures Enzyme pursuant to this Agreement.

1.16 “Purchase Order(s”) shall have the meaning set forth in Section 5.3.

1.17 “Quality Agreement” shall have the meaning set forth in Section 5.10.

1.18 “Specification” shall mean, on an Enzyme-by-Enzyme basis, the specifications for Enzyme as provided by Codexis to Company in the applicable Work Order.

1.19 “Term” shall have the meaning set forth in Section 12.1.

1.20 “Third Party” shall mean any party other than Codexis, Company, or an Affiliate of either Codexis or Company.

1.21 “Work Order(s)” shall have the meaning set forth in Section 3.1.

2. LICENSE GRANTS

2.1 Grant of Rights. Subject to the terms and conditions of this Agreement, Codexis hereby grants to Company a non-exclusive, non-transferable and non-sublicensable license, under the Codexis Patent Rights and Codexis Know-How, solely to use Codexis Materials to manufacture Enzyme for and on behalf of Codexis and/or its Affiliates.

2.2 No Other Rights. Except as expressly provided herein, no right, title, or interest is granted by Codexis to Company in, to, or under the Codexis Patent Rights, Codexis Know-How, or Codexis Materials.

3. WORK ORDERS; ENZYME TYPE

3.1 Acceptance of Work Order(s). On an Enzyme-by-Enzyme basis, Codexis shall issue a work order to Company for the supply of Enzyme by Company to Codexis in a form substantially similar to Exhibit 3.1 (each, a “Work Order”). Such Work Order shall include the following information: (a) applicable Enzyme; (b) type of Enzyme (i.e., Established Enzyme, First-Make Enzyme, or Ad-Hoc Enzyme); (c) any further work required to be performed by Company; and (d) any additional technical and/or business terms. Company shall have ten (10) days from the date of issuance by Codexis to accept or reject a Work Order and if Company does not respond within such ten (10) day period, then the Work Order is deemed rejected. A Work Order shall have no force or effect unless it is mutually agreed upon and executed by both Parties. The Work Order may be amended from time to time by the Parties, but such amendment shall have no force or effect unless it is executed by both Parties.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Enzyme Type. Each Work Order shall specify the type of Enzyme in accordance with the following categories:

(a) Established Enzyme(s) shall be those Enzyme(s) for which the manufacturing process is established and known by Company, and manufactured using Company’s commercial kit at [*] scale. The Company shall establish and maintain an Established Enzyme inventory balance such that, for each month, the inventory of Established Enzyme, on an Enzyme-by-Enzyme basis, shall always be greater than the Rolling Forecast quantity of such Enzyme for the next [*] or as mutually agreed by the Parties.

(b) First-Make Enzyme(s) shall be those Enzyme(s) for which the manufacturing process it not yet established and/or known by Company, and manufactured using Company’s commercial kit at [*] scale. On a First-Make Enzyme-by-First-Make Enzyme basis, in the event that Company produces [*] of such Enzyme in conformance with the terms and conditions of the applicable Work Order, including without limitation, the applicable Specification and any other requirements, then upon the mutual agreement of the Parties, such First-Make Enzyme shall become an Established Enzyme and Codexis shall issue a new Work Order for such Enzyme, specifying that it is an Established Enzyme.

(c) Ad-Hoc Enzyme(s) shall be all Enzyme(s) other than Established Enzyme(s) and First-Make Enzyme(s), for which Codexis submits and Company accepts the applicable Work Order.

4. CODEXIS MATERIALS AND TECHNOLOGY TRANSFER

4.1 Codexis Materials Supply; Technology Transfer. On an Enzyme-by-Enzyme basis, Codexis may (a) supply to Company a quantity of Codexis Materials and/or (b) provide Company with access to the Codexis Know-How, if and to the extent specified in the applicable Work Order. Upon fulfillment of Codexis’ order for Enzyme, termination of this Agreement, and/or upon Codexis’ request, Company shall return all unused Codexis Materials to Codexis.

4.2 Use of Codexis Materials; Enzyme. Except as expressly set forth in this Agreement, Company will not, and will not allow any Third Party to, without the prior written consent of Codexis, (a) extract information from, reverse engineer, deconstruct, disassemble, sequence or in any way determine, or attempt to extract information from, reverse engineer, deconstruct, disassemble, sequence or in any way determine, the biological, chemical or physical structure or composition of any of the Codexis Materials and/or Enzymes or, in each case, its components; (b) copy, alter, modify or otherwise design or create any derivative of any of the Codexis Materials and/or Enzymes or, in each case, its components; and/or (c) transfer any of the Codexis Materials and/or Enzymes or, in each case, its components, or sequence information pertaining to the Codexis Materials and/or Enzymes or derivatives thereof or, in each case, its components, to a Third Party.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3 Inventory Transaction Reports; Audits. During the Term and for a period of three (3) years thereafter, Company shall maintain adequate records with respect to inventory of each Enzyme, which records shall include without limitation information specifying how such Enzyme is used, stored, transferred, or otherwise disposed. On an Enzyme-by-Enzyme basis, following the first manufacture of a Batch of such Enzyme, Company shall deliver to Codexis a written report (the timing and details of such written report to be mutually agreed) describing the Company’s inventory balances relating to the manufacture of such Enzyme. Codexis shall have the right to, at Codexis’ expense, visit (or have a representative visit) Company’s manufacturing facilities once per month for purposes of collecting data regarding inventory of Enzyme. Such visits shall be on or around the last day of each month.

5. ENZYME SUPPLY

5.1 Manufacture and Supply; Purchase Orders. On a Work Order-by-Work Order basis, Company shall manufacture and supply Codexis’ requests for Enzyme in strict accordance with this Agreement, the applicable Work Order, and the applicable Purchase Order(s).

5.2 Rolling Forecasts. Codexis shall provide good faith forecasts as set forth in this Section 5.2. During the Term, at least fifteen (15) days prior to the start of each calendar month, Codexis will provide Company with a non-binding, rolling written forecast of Codexis’ expected requirements for Enzyme during the following twelve (12) calendar month term, broken down by calendar month (each, a “Rolling Forecast”). The first six (6) calendar months shall include the forecasted quantity required for each Established Enzyme as well as the total capacity reserving quantity of all Enzyme. The second six (6) calendar months shall only indicate the total capacity reserving quantity of all Enzyme forecasted to be required in such calendar months. Company shall confirm receipt of each such Rolling Forecast by stating in writing that Company has sufficient storage and capacity for the demand set forth in each calendar quarter of such Rolling Forecast within five (5) business days of receipt of such Rolling Forecast.

5.3 Purchase Orders. The timing and delivery of Enzyme supply shall be consistent with the applicable written or electronic purchase order (or by any other means agreed to by the Parties), the initial form of which is attached as Exhibit 5.3 (“Purchase Order”) and shall also be reasonably consistent with the amount forecasted in accordance with Section 5.2. Enzymes shall be ordered by Codexis through the submission of and acceptance of Purchase Orders by Company. As long as any Purchase Order amounts are consistent with the amounts forecasted in accordance with Section 5.2, then the Company shall be obligated to accept such Purchase Order. Company shall deliver to Codexis or its Third designee (per Codexis’ instructions to Company) the amount of Enzyme specified in each Purchase Order in Batches no later than the dates specified therein.

5.4 Terms of Delivery. Except as otherwise set forth in a Purchase Order, all Enzyme shall be shipped by Company FCA Lactosan (Incoterms 2000) or as set forth in the applicable Purchase Order, which shall include shipments of Enzyme to Company’s storage facility for Enzymes stored by Company pursuant to Section 5.13. Title to Enzyme shall transfer to Codexis upon shipment of such Enzyme, at the point of shipping. A Batch of Enzyme shall only be shipped to Codexis after acceptance of the applicable Batch sample by Codexis and/or a Codexis

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliate pursuant to Section 5.5 below or upon Codexis’ written request. Company shall package and ship Enzyme (i) under appropriate packaging and storage conditions, including, for example, using envirotainers or similar temperature-control equipment for shipments, and (ii) in conformance with Codexis’ written instructions, including without limitation the requirements set forth in the Quality Agreement (as defined in Section 5.10). The documentation set forth on Exhibit 5.4, which shall be provided by Codexis, shall be included in each shipment of Enzyme.

5.5 Inspection of Enzyme. Acceptance by Codexis of all or part of each shipment of Batch of Enzyme delivered by Company shall be subject to compliance of such Batch with the Specification as determined by such acceptance inspection. Prior to shipment of any Batch of Enzyme, Company shall send to Codexis and/or a Codexis Affiliate within five (5) business days after the date of manufacture of such Batch, a Batch sample sufficient to test and inspect such Batch and to enable Codexis and/or a Codexis Affiliate, to determine whether such Batch and manufacture of such Batch conforms to the applicable Specification and the Quality Agreement (as defined in Section 5.10), within forty-five (45) days of receipt of such Batch sample. If Codexis fails to notify Company of a rejection within such forty-five (45) day period or such other time period as set forth in the applicable Purchase Order, the Batches of Enzyme shall be deemed accepted by Codexis; provided, however, in the case of any Enzymes having latent defects which, upon diligent examination by Codexis could not have been discovered, Codexis must give notice of its rejection immediately after discovery of such defects. In any event, Codexis shall pay for each such Batch of Enzyme as otherwise provided herein and shall be entitled to, at its sole discretion, a credit or refund of the applicable fees paid for properly rejected Enzymes at the time they are ultimately rejected in accordance with Sections 5.7 and 5.8 herein. Company shall not proceed with any shipment of any Enzyme unless Codexis has instructed Company to do so in writing. For clarity, even if a Batch is accepted by Codexis, Company shall not ship any Batch of Enzyme unless Codexis instructs Company to do so in writing.

5.6 Batch Documentation. Company will maintain original batch documentation for each Batch as set forth in the Quality Agreement.

5.7 Replacement of Defective Enzyme. In the event that Company receives a notice of rejection from Codexis, the Parties will discuss in good faith the basis for and cause(s) for such rejection and determine the Party(ies) and/or Third Party(ies) responsible for defective Enzyme. In the event that the Parties determine that Company is responsible for such rejection, Company shall, at Codexis’ request, and at the sole cost and expense of Company, replace any shipment or portion thereof of such rejected Enzyme, including without limitation disposal of such rejected Enzyme, within thirty (30) days or other time period as set forth in the applicable Purchase Order after receiving Codexis’ written notice of rejection. For clarity, the foregoing right shall not limit any other remedy available at law or in equity. To the extent Company has already shipped Enzyme that was rejected, Codexis shall keep such defective Enzyme at the premises of Codexis, a Codexis Affiliate, or a Third Party, as applicable, until receipt of Company’s instruction to return such defective Enzyme.

5.8 Disputes. If following the good faith discussions set forth in Section 5.7, Company disputes Codexis’ right to reject all or part of any shipment of any Enzyme, Company shall notify Codexis within ten (10) days after receipt of Codexis’ written notice of such

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

rejection. Such dispute shall be resolved by a Third Party with expertise in the areas of quality control and quality assurance for the production of pharmaceutical grade enzymes (not to Good Manufacturing Practice standards), the identity of whom shall be mutually agreed upon by the Parties, and the appointment of whom shall not be unreasonably withheld, delayed or conditioned by either Party. The determination of such Third Party with respect to all or part of any shipment of any Enzyme shall be final and binding upon the Parties, but only as to the reasons given by Codexis or its Third Party designee in rejecting the Enzyme or part thereof and shall have no effect on any matter for which such Third Party did not make a determination. The fees and expenses of such Third Party shall be paid by the Party against which the determination is made. Notwithstanding anything to the contrary in this Section 5.8, Company shall continue delivering Enzyme(s), including without limitation replacement of any defective Enzymes, pursuant to the terms of this Agreement during the dispute resolution process set forth in this Section 5.8 upon Codexis’ written request; provided, that Company shall have no further liability for such continued production if and only to the extent any subsequent Batch of Enzyme is rejected for the same unidentified defect.

5.9 Manufacturing Facility. Prior to the manufacture of any Enzyme, on an Enzyme-by-Enzyme basis, the Parties shall agree upon the Manufacturing Facility for manufacture of such Enzyme. All such Enzyme shall be manufactured at such agreed upon Manufacturing Facility, and Company shall not, without Codexis’ prior written consent, not to be unreasonably withheld, manufacture such Enzyme at any facility other than such Manufacturing Facility. Prior to the delivery of any Batch of such Enzyme to Codexis or its Third Party designee, all such Batches shall be stored in accordance with the Quality Agreement and the applicable Specification, or as otherwise instructed in writing by Codexis, and at such Manufacturing Facility. Codexis and/or its Third Party designee shall have the right to inspect the Manufacturing Facilities and/or documentation related to the manufacture of Enzyme as set forth in the Quality Agreement.

5.10 Manufacturing Standards and Procedures. Unless otherwise agreed to in writing by Codexis, on an Enzyme-by-Enzyme basis, all Enzymes supplied hereunder and the manufacture thereof shall comply with appropriate quality standards depending on the intended market. Upon the Effective Date, the Parties will enter into a separate quality agreement (“Quality Agreement”), which will address, among other things, mechanisms to ensure compliance, additional audit rights, and maintenance of records. In the event of a conflict specific to an issue of quality between the provisions of the Quality Agreement, the applicable Work Order, the applicable Purchase Order, and any provisions of this Agreement, the following order of precedence shall apply: the applicable Purchase Order shall govern, followed by the applicable Work Order, followed by the provisions of the Quality Agreement, followed by the provisions of this Agreement. The Quality Agreement may be amended from time to time by written mutual consent of the Parties in light of changing regulatory requirements or other circumstances. Company shall adopt and maintain quality assurance procedures and perform quality control tests designed to ensure that all Enzymes manufactured under this Agreement conform to and are manufactured in accordance with this Agreement and the Quality Agreement.

5.11 Third-Party Customer Terms. On an Enzyme-by-Enzyme and Purchase Order-by-Purchase Order basis, in the event a Third Party customer of Codexis has additional and/or different terms and conditions regarding the supply of Enzyme, Codexis shall forward such terms

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and conditions to Company in the applicable Purchase Order. Company shall consider such terms and conditions in good faith, but may reject such terms and conditions within thirty (30) days of receipt of such terms and conditions. After such thirty (30)-day period or in the event Company accepts such terms and conditions within the thirty (30) day period, such terms and conditions shall be in addition to and shall take precedence over any conflicting terms and conditions in this Agreement solely for such Purchase Order.

5.12 Excess Enzymes. In the event Company manufactures Enzyme in excess of the quantity ordered by Codexis pursuant to such Purchase Order (“Excess Enzyme”), Company will store Excess Enzyme at Company’s sole cost and title shall remain with Company. Excess Enzyme may be applied to future applicable Purchase Order(s) upon Codexis’ prior written consent based upon assessment of the Enzyme’s quality as set forth in the Specification. For the avoidance of doubt, Codexis is under no obligation to purchase or agree to be supplied with any Excess Enzyme.

5.13 Storage. During the Term, Codexis may, from time to time, request Company to store Enzyme at Company’s facilities, at Codexis’ cost, as specified in the applicable Work Order. Title to Enzyme shall transfer to Codexis upon Company’s acceptance of such request.

6. REGULATORY

6.1 Regulatory Filings. Company will give reasonable support in connection with any regulatory or any other Governmental Authority filings and approvals requested by Codexis or its Third Party designee in relation to Enzyme, including without limitation, preparing and maintaining all necessary supporting documentation requested by Codexis or such Third Party, such as certificates or other administrative documents required for reference in any regulatory filing, if necessary, in a format requested by Codexis or such Third Party at the cost of Codexis.

6.2 Incidents. On an Enzyme-by-Enzyme basis, each Party shall promptly inform the other of any material safety or health incidents related to any Enzyme, including the use or manufacture of any of the foregoing. During the Term, each Party shall promptly inform the other upon becoming aware of any unusual or unexpected reactions or events, malfunctions, safety or efficacy of or attributable to any Enzyme and/or any Governmental Authority action related thereto.

6.3 Reporting Obligations. On an Enzyme-by-Enzyme basis, each Party shall advise the other Party of any regulatory action of which it is aware, which would affect any Enzyme in any country.

7. INVOICES; PAYMENTS

7.1 Price. In exchange for the manufacture and supply of Enzyme under this Agreement, Codexis shall pay Company the amount(s) specified in the applicable Purchase Order, subject to the following terms and conditions:

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a) Established Enzyme Pricing; Discounts. Notwithstanding anything to the contrary in this Agreement, the price for Established Enzyme shall be [*] of Established Enzyme. At the start of each calendar quarter, a volume discount will be applied at the time of invoicing to all Purchase Orders for Established Enzyme for which the delivery date occurs during such calendar quarter. The volume discount will be based upon the total amount of Enzyme ordered by Codexis for which the delivery date set forth on the applicable Purchase Order occurs during the previous four (4) calendar quarters in accordance with the following table:

Amount of Enzyme ordered during the [*]	Price for Established Enzymes delivered in the current calendar quarter [*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

For the avoidance of doubt, the total amount of Enzyme used in the calculation of the volume discount shall include Established Enzymes, First-Make Enzymes, and Ad-Hoc Enzymes; however, the volume discount shall only apply to Purchase Orders for Established Enzymes. Further, for the [*] of the Term, the calculation of the volume discount will include enzyme ordered by Codexis from Company during the [*] prior to the Effective Date, as applicable.

(b) First-Make Enzyme Pricing. Notwithstanding anything to the contrary in this Agreement, the price for First-Make Enzyme shall be [*] of First-Make Enzyme; provided, that in the event a Batch of First-Make Enzyme is (i) less than [*] and/or (ii) does not meet the activity criteria set forth in the applicable Work Order and Company can establish that the Batch was run according to Codexis’ written protocols and/or instructions, then, in either of (i) or (ii), Codexis shall pay Company a lump sum of [*] with respect to the applicable Purchase Order and Codexis may elect to have such Enzyme delivered to Codexis.

(c) Ad-Hoc Enzyme Pricing. The pricing for Ad-Hoc Enzyme shall be set forth in the applicable Work Order and the applicable Purchase Order.

7.2 Invoices. On an Enzyme-by-Enzyme basis, Company shall provide an invoice to Codexis upon delivery of applicable Enzyme to Codexis or its Third Party designee.

7.3 General Payment Terms. All payments made under this Agreement shall be made in U.S. dollars, and such payments shall be made by check or wire transfer to one or more bank accounts to be designated in writing by the Party entitled to such payment within thirty (30) days of the invoice date; provided, that during the Term, Company may, upon written notice to

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Codexis, request pricing and payments made by Codexis to Company to be expressed and made in the local currency of euros and Codexis shall, within six (6) months as of the date of receipt of such notice, select a date within such six (6) month period on which such switch shall be made (the “Switch Date”) by providing Company notice thereof on such date. After the Switch Date during the rest of the Term, all pricing and payments made by Codexis to Company shall be expressed and made in the local currency of euros, using the applicable exchange rate in effect as of the Switch Date, as published on the OANDA website at www.oanda.com (median bid rate).

7.4 Insurance. Company shall maintain, at its sole cost and expense, at a minimum the following types of insurance: (a) commercial general liability of at least Six Million U.S. Dollars ($6,000,000 US) and (b) product liability of at least Two Million U.S. Dollars ($2,000,000 US). Codexis shall be named as an additional insured under such insurance policies (to the extent allowed under such policies). Company shall provide copies of such insurance upon Codexis’ written request within thirty (30) days of such request. Insurance coverage shall not in any way limit the liability of Company.

8. CONFIDENTIALITY

8.1 In General. The Parties have provided to each other prior to the Effective Date, and in connection with this Agreement may in the future provide to each other, Confidential Information, including but not limited to each Party’s know-how, invention disclosures, patent applications, proprietary materials and/or technologies, economic information, business or research strategies, trade secrets, and material embodiments thereof.

8.2 Non-Disclosure and Non-Use. The receiving Party shall maintain the Confidential Information of the disclosing Party in confidence, shall not disclose such Confidential Information to any Third Party, and shall not use such Confidential Information for any purpose except as expressly permitted under the terms and conditions of this Agreement. Notwithstanding the previous sentence, the receiving Party may disclose the Confidential Information of the disclosing Party to its employees, agents, consultants, and professional, scientific, medical, and legal advisors who have a reasonable need to know such Confidential Information; provided, that any such person to whom disclosure is made is bound by obligations of non-disclosure and non-use no less restrictive than those set forth herein. The receiving Party shall take the same degree of care that such Party uses to protect its own confidential and proprietary information of a similar nature and importance, but in no event shall such care be less than reasonable care.

8.3 Exceptions. The obligations of non-disclosure and non-use under Section 8.2 will not apply as to particular Confidential Information of a disclosing Party to the extent that such Confidential Information: (a) is at the time of receipt, or thereafter becomes, through no fault of the receiving Party, published or publicly known or available; (b) is already known by the receiving Party or its Affiliates at the time of receiving such information, as evidenced by written records; (c) is hereafter furnished to the receiving Party or its Affiliates by a Third Party on a non-confidential basis and without breach of a duty to the disclosing Party; or (d) is independently discovered or developed by the receiving Party or its Affiliates without use of, application of, access to, or reference to Confidential Information of the disclosing Party, as evidenced by written records.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4 Disclosure Required by Law. Disclosure of Confidential Information shall not be precluded if such disclosure (a) is in response to a valid order of a court or other governmental body or (b) is required by law or regulation; provided, however, that the receiving Party shall, to the extent practicable, first have given reasonable prior notice to the disclosing Party and shall have made a reasonable effort to obtain a protective order, or to cooperate with the disclosing Party’s efforts, as applicable, to obtain a protective order limiting the extent of such disclosure and requiring that the Confidential Information so disclosed be used only for the purposes for which such order was issued or as required by such law or regulation. Such required disclosure shall in no way alter the confidential nature of such Confidential Information for any other purpose.

8.5 Remedies. The receiving Party agrees that its obligations under this Article 8 are necessary and reasonable to protect the disclosing Party’s business interests and that the unauthorized disclosure or use of Confidential Information of a disclosing Party will cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. The receiving Party further acknowledges and agrees that in the event of any actual or threatened breach of this Article 8, the disclosing Party may have no adequate remedy at law and, accordingly, that the disclosing Party will have the right to an immediate injunction enjoining any breach or threatened breach of this Article 8, as well as the right to pursue any and all other rights and remedies available at law or in equity for such breach or threatened breach.

8.6 Agreement Terms. The existence of, and the terms and conditions of this Agreement shall be Confidential Information of the Parties, and subject to the terms of this Article 8; provided, however, that (a) each Party may disclose this Agreement, in confidence, (i) to legal, scientific and financial advisors and (ii) in connection with any proposed legal transaction involving the disclosing Party in the form of mergers, offerings, acquisitions, fundings and investments; and (b) each Party may disclose this Agreement, in its entirety or with portions redacted, as may be required by Applicable Law, including but not limited to filing of this Agreement with the Securities and Exchange Commission (and, for the avoidance of doubt, if any such disclosure or filing is made on a non-confidential basis then the portions disclosed or filed shall no longer be deemed Confidential Information).

8.7 Survival. All obligations of non-disclosure and non-use imposed pursuant to the terms and conditions of this Article 8 shall survive termination of this Agreement and continue in full force and effect for a period of seven (7) years after the effective date of such termination.

9. INTELLECTUAL PROPERTY

9.1 Ownership.

9.1.1 As between the Parties, subject only to the license set forth in Article 2, Codexis shall retain all right, title and interest in, to and under the Enzymes, Codexis Patent Rights, Confidential Information of Codexis, Codexis Know-How, and Codexis Materials. As between the Parties, Company shall retain all right, title and interest in, to and under any

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

discovery, contribution, method, finding, or improvement, whether or not patentable, and all related intellectual property that is individually or jointly conceived, invented, reduced to practice, or developed by Company and/or its Affiliates in connection with this Agreement which do not relate to any Enzyme, Codexis Patent Rights, Confidential Information of Codexis, Codexis Know-How and/or Codexis Materials.

9.1.2 As between the Parties, Codexis shall own all right, title and interest in, to and under the Inventions and Company hereby assigns all of its right, title and interest in, to and under the Inventions to Codexis. Company shall promptly provide written notice to Codexis of any and all Inventions.

9.2 Filing, Prosecution, and Maintenance. Codexis, at Codexis’ expense, shall have the sole right, but not the obligation, to file applications for and to control the prosecution and maintenance of the Inventions. Company agrees to cooperate with Codexis, at Codexis’ expense, as reasonably required for the preparation and prosecution of any patent application claiming any subject matter within the Inventions, including the execution of related assignment documents and declarations or as required for the enforcement of any patents issued or granted on such patent applications.

9.3 Enforcement.

9.3.1 At any time during the Term, if Company becomes aware that a Third Party is or may be infringing any patent, or may have misappropriated any other right, within the Codexis Patent Rights, Codexis Know-How, and/or Inventions, if any, Company shall promptly provide written notice to Codexis thereof.

9.3.2 Codexis, at Codexis’ expense, shall have the right, but not the obligation, to enforce all rights related to any and all Inventions.

9.3.3 In the event that Codexis enforces a right pursuant to this Section 9.3, Company and its Affiliates, if applicable, shall cooperate fully with Codexis in such enforcement at Codexis’ expense, including without limitation by joining as a party plaintiff and executing such documents as Codexis may reasonably request.

10. REPRESENTATIONS AND WARRANTIES, AND COVENANTS

10.1 Representations and Warranties of Codexis. Codexis hereby represents and warrants that as of the Effective Date:

10.1.1 Codexis is a corporation organized under the laws of Delaware and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

10.1.2 Codexis has the full right and authority to enter into this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained; and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.1.3 Codexis has obtained all licenses, authorizations, and permissions, in each case as necessary to be obtained from any Governmental Authority under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect.

10.2 Representations and Warranties of Company. Company hereby represents and warrants that as of the Effective Date:

10.2.1 Company is a corporation organized under the laws of Austria and is authorized to do business to the extent necessary to fulfill its obligations hereunder;

10.2.2 Company has the full right and authority to enter into and perform its obligations under this Agreement, and no consent or authorization not obtained prior to the Effective Date is necessary to be obtained;

10.2.3 Company has obtained all licenses, authorizations, and permissions, in each case as necessary to be obtained from any Governmental Authority under Applicable Law for meeting and performing its obligations under this Agreement and all such licenses, authorizations, and permissions are in full force and effect; and

10.2.4 Company’s Manufacturing Facilities and all manufacturing facilities utilized by it are registered with the appropriate Governmental Authorities and in compliance with all applicable Governmental Authority standards and Applicable Law.

10.3 Covenants of Company. Company hereby covenants that:

10.3.1 On an Enzyme-by-Enzyme basis, all Enzyme supplied by Company to Codexis and/or its Third Party designee under this Agreement shall (a) be manufactured, tested and stored in accordance with the Specification and Quality Agreement and shall at the time of delivery to the facility designated in writing by Codexis conform to the Specification; (b) be manufactured and supplied in accordance with Applicable Law; and (c) be free of defects in materials or workmanship under normal use and service and be fit for the purpose for which such Enzymes are intended; provided, that in the event and solely to the extent Company’s breach of this Section 10.3.1 is caused by the provision of defective Codexis Materials by Codexis to Company, Codexis shall cover Company’s actual direct losses in an amount not to exceed [*];

10.3.2 Company will use Codexis Materials solely for the purpose of manufacturing Enzyme and will not supply Codexis Materials to any Third Party;

10.3.3 Company will not supply Enzyme to any Third Party except as otherwise expressly designated in writing by Codexis;

10.3.4 Company will not use the Inventions otherwise than as required for the manufacture of Enzyme for and on behalf of Codexis;

10.3.5 As long as Company or its successor is manufacturing Enzymes for Codexis, on an Enzyme-by-Enzyme basis, each Manufacturing Facility and all manufacturing facilities utilized by it will be registered with the appropriate Governmental Authorities and in compliance with all applicable Governmental Authority standards and Applicable Law; and

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.3.6 Company will keep all licenses, authorizations, and permissions necessary under Applicable Law for the meeting and performing of its obligations under this Agreement in full force and effect during the Term.

10.3.7 Company will comply with all legal requirements that are applicable to this Agreement. Without limiting the foregoing, Company will comply with all such laws, rules and regulations in the use of and disclosure or transfer of the Confidential Information of Codexis to the extent that such use, disclosure and/or transfer is subject to U.S. and E.U. export controls laws (as applicable) and agrees to pay any and all taxes and import duties, charges, assessments, or other fees to governmental authorities (both United States and foreign) that may be assessed in the provision of such data and Confidential Information any third party.

10.4 Limitation of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 10, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR USE, ANY WARRANTY OF NON-INFRINGEMENT, OR ANY OTHER STATUTORY WARRANTY. CODEXIS AND COMPANY HEREBY DISCLAIM ANY AND ALL IMPLIED WARRANTIES.

11. INDEMNIFICATION

11.1 Company Indemnification. Company shall indemnify, defend and hold Codexis, its directors, officers, employees, agents, and Affiliates harmless from and against all third party claims, demands, damages, liabilities, losses, costs, and expenses, including without limitation attorney’s fees (collectively, “Claims”) resulting from or arising out of (a) any material breach by Company of any of Company’s representations, warranties or covenants under Article 10; (b) the use or other disposition of any Enzyme and/or Codexis Materials by Company or any Affiliate of Company not in conformance with the provisions of this Agreement; (c) the delivery of any Enzyme hereunder that fails to meet the applicable Specification; and/or (d) Company’s negligence or willful misconduct; provided, however, that Company’s indemnification obligations under this Section 11.1 shall not apply to the extent such Claim is the responsibility of Codexis under Section 11.2.

11.2 Codexis Indemnification. Codexis shall indemnify, defend, and hold Company, its directors, officers, employees, agents, and Affiliates harmless from and against all Claims resulting from or arising out of (a) any material breach by Codexis of any of Codexis’ representations or warranties under Article 10; and/or (b) Codexis’ negligence or willful misconduct; provided, however, that Codexis’ indemnification obligations under this Section 11.2 shall not apply to the extent such Claim is the responsibility of Company under Section 11.1.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3 Procedure. For purposes of this Article 11, the indemnified Party shall give prompt written notice to the indemnifying Party of any suits, claims, or demands by Third Parties or the indemnified Party that may give rise to any Claim for which indemnification may be required under this Article 11; provided, however, that failure to give such notice shall not relieve the indemnifying Party of its obligation to provide indemnification hereunder except if and to the extent that such failure materially affects the ability of the indemnifying Party to defend the applicable suit, claim, or demand. The indemnifying Party shall be entitled to assume the defense and control of any such suit, claim, or demand of any Third Party at its own cost and expense; provided, however, that the indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. In the event that the indemnifying Party declines to or fails to timely assume control of any such suit, claim, or demand, the indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such suit, claim, or action, all at the sole cost and expense of the indemnifying Party. Neither the indemnifying Party nor the indemnified Party shall settle or dispose of any such matter in any manner that would adversely affect the rights or interests of the other Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Each Party shall cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

12. TERM AND TERMINATION

12.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect for three (3) years from the Effective Date (the “Initial Term”), and shall automatically renew thereafter for one (1)-year periods (each, a “Renewal Term”), unless either Party sends the other Party a notice of non-renewal twelve (12) months before the end of the Initial Term or the then current Renewal Term (the Initial Term and any Renewal Term(s), collectively, the “Term”), subject to early termination in accordance with Sections 12.2 or 12.3.

12.2 Termination for Insolvency. To the extent permitted under Applicable Law, a Party may terminate this Agreement upon written notice to the other Party on or after the occurrence of any of the following events: (a) the appointment of a trustee, receiver or custodian for all or substantially all of the property of the other Party, or for any lesser portion of such property, if the result materially and adversely affects the ability of the other Party to fulfill its obligations hereunder, which appointment is not dismissed within sixty (60) days; (b) the determination by a court or tribunal of competent jurisdiction that the other Party is insolvent such that a Party’s liabilities exceed the fair market value of its assets; (c) the filing of a petition for relief in bankruptcy by the other Party on its own behalf, or the filing of any such petition against the other Party if the proceeding is not dismissed or withdrawn within sixty (60) days thereafter; (d) an assignment by the other Party for the benefit of creditors; or (e) the dissolution or liquidation of the other Party.

12.3 Termination for Cause. If a Party materially breaches any term or condition of this Agreement or a Purchase Order, the other Party may notify the breaching Party in writing of such breach, setting forth the nature of the breach in reasonable detail. If the breaching Party fails to cure such breach (if curable) within thirty (30) days after the receipt of the foregoing notice from the non-breaching Party, the non-breaching Party may terminate this Agreement or the applicable Purchase Order effective immediately upon a second written notice to the breaching Party.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4 Effect of Expiration or Termination.

12.4.1 Upon termination or expiration of this Agreement by Codexis for any reason, all rights and licenses granted by Codexis to Company under this Agreement shall terminate and Company shall cease use of all Confidential Information of Codexis, Codexis Patent Rights, Codexis Know-How, Codexis Materials and Inventions.

12.4.2 Termination or expiration of this Agreement for any reason shall not (a) release any Party from any obligation that has accrued prior to the effective date of such termination or expiration (including the obligation to pay amounts accrued and due under this Agreement prior to the termination or expiration date but which are unpaid or become payable thereafter); (b) preclude any Party from claiming any other damages, compensation, or relief that it may be entitled to upon such termination or expiration; and/or (c) terminate any right to obtain performance of any obligation provided for in this Agreement that shall survive termination or expiration.

12.4.3 Upon termination or expiration of this Agreement by Codexis for any reason, each Party shall promptly return, or destroy and provide written certification of such destruction, any and all Confidential Information of the other Party in such first Party’s possession or control at the time of such termination or expiration, including without limitation, in the case of Codexis, any and all cell banks provided by Codexis to Company.

12.5 Survival. Articles 1, 7 (solely with respect to any payment accrued prior to termination or expiration of this Agreement), 8 (for the period set forth in Section 8.7), 9, 11, and 13 and Sections 2.2, 4.2, 4.3 (for the period set forth therein), 5.6 (for the period set forth in the Quality Agreement), 10.3.2, 10.3.3, 10.3.4, 10.3.7, 10.4, 12.4, and 12.5 shall survive termination or expiration of this Agreement, as applicable.

13. MISCELLANEOUS

13.1 Further Assurances. From time to time on and after the Effective Date, each Party shall at the reasonable written request of the other Party (a) deliver to the other Party such records, data, or other documents consistent with the provisions of this Agreement and/or (b) take or cause to be taken all such other actions as such other Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

13.2 Governing Law and Arbitration. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United Kingdom. The Parties agree that any and all disputes arising from, in connection with, or in any way related to this Agreement shall be resolved, unless settled sooner, through mandatory binding arbitration in accordance with the London Court of International Arbitration (“LCIA”). The language of the proceedings shall be in English. The arbitrators shall apply the substantive laws of the United Kingdom, including, without limitation, the Rules of Evidence. The arbitrators shall interpret

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and apply the terms of this Agreement with respect to any award or resolution to any dispute. Notwithstanding the foregoing, any Party may, without waiving any other rights or remedies available under this Agreement, seek to obtain from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration provision and without abridgement of the powers of the arbitrators.

13.3 Force Majeure. Neither Party shall be held responsible for any delay or failure in performance hereunder caused by strikes, embargoes, unexpected government requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such Party’s control and without such Party’s fault or negligence; provided, that the affected Party notifies the unaffected Party as soon as reasonably possible and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event.

13.4 Independent Contractors. The relationship of Company and Codexis established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between Company and Codexis. Neither Party shall have any right, power, or authority to bind the other or assume, create, or incur any expense, liability, or obligation, express or implied, on behalf of the other.

13.5 Assignment. This Agreement is binding upon and inures to the benefit of the Parties, and to their permitted successors and assigns. The Parties agree that their rights and obligations under this Agreement may not be transferred or assigned to a Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Codexis shall have the right to transfer or assign its rights and obligations under this Agreement, without Company’s consent, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, or other business reorganization. Any assignment not in conformance with this Section 13.5 shall be null, void, and of no legal effect.

13.6 Notices. Any notice, report, communication, or consent required or permitted by this Agreement shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested, (b) by overnight express delivery service by a nationally recognized courier, or (c) via confirmed facsimile or telecopy, followed as soon as reasonably possible by a copy mailed in the preceding manner, addressed to the other Party at the address shown below or at such other address as such Party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

If to Company:	[*]
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[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to Codexis:	[*]
[*]
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13.7 Severability. If any provision of this Agreement shall be found by a court to be void, invalid, or unenforceable, the same shall be reformed to comply with Applicable Law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement; provided, that no such reformation or striking shall be effective if the result materially changes the economic benefit of this Agreement to either Codexis or Company. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, or unenforceable, and reformation or striking of such provision would materially change the economic benefit of this Agreement to either Codexis or Company, Codexis and Company shall modify such provision in accordance with Section 13.8 to obtain a legal, valid, and enforceable provision and provide an economic benefit to Codexis and Company that most nearly effects Codexis’ and Company’s intent on entering into this Agreement.

13.8 Modifications; Waivers. This Agreement may not be altered, amended, supplemented, or modified in any way except by a writing signed by both Parties. The failure of a Party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such Party to thereafter enforce such rights or provision or any other rights or provisions hereunder.

13.9 Entire Agreement. The Parties hereto acknowledge that this Agreement, including the exhibits attached hereto, the Quality Agreement, any Work Orders and any Purchase Orders, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof, and supersedes all prior and contemporaneous discussions, agreements, and writings with respect hereto with respect to the subject matter hereof. No trade customs, courses of dealing or courses of performance by the Parties shall be relevant to modify, supplement, or explain any term(s) used in this Agreement.

13.10 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.11 Ambiguities. The Parties jointly drafted this Agreement. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

13.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

13.13 UNCISG. The Parties agree that the United Nations Convention on International Sales of Goods shall have no force or effect on this Agreement.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[Signature page follows]

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, Company and Codexis have executed this Agreement by their respective duly authorized representatives on the dates identified below but the Agreement shall become effective on the Effective Date.

CODEXIS, INC.
(“Codexis”)

By:	/s/ Alan Shaw

Name:	Alan Shaw

Title:	President & CEO

Date:	11th May 2011

LACTOSAN GMBH & CO. KG
(“Company”)

By:	/s/ Hans Lettner

Name:	Hans Lettner

Title:	GM

Date:	16th May 2011

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 3.1

Form of Work Order

WORK ORDER #

This Work Order #                     (this “Work Order”) is made as of                      (the “Work Order Effective Date”) and is issued pursuant to and subject to the terms and conditions of the Manufacture and Supply Agreement, effective as of March     , 2011, between Codexis and Company (the “Supply Agreement”). Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Supply Agreement.

Enzyme(s):	[—]

Type of Enzyme (check one):	☐ Established Enzyme ☐ First-Make Enzyme ☐ Ad-Hoc Enzyme

Enzyme Specification(s):	[—]

Codexis Materials Supply required?	☐ Yes ☐ No

Technology Transfer required?	☐ Yes ☐ No

Is storage required?	☐ Yes ☐ No

Supply of Enzyme:

Company shall supply Enzyme to Codexis pursuant to the terms and conditions of the Supply Agreement and the applicable Purchase Order(s) for such Enzyme.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Further Work:

The Parties have executed this Work Order by their respective duly authorized representatives on the dates identified below but the Work Order shall become effective on the Work Order Effective Date.

CODEXIS, INC.
(“Codexis”)

By:

Name:

Title:

Date:

LACTOSAN GMBH & CO. KG
(“Company”)

By:

Name:

Title:

Date:

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 5.3

Form of Purchase Order

Please see attached.

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 5.4

Packaging Documentation (as provided by Codexis)

A.	Applicable material safety data sheets.

B.	Air Waybill or other equivalent proof of shipment from transportation company.

C.	Packing list that agrees to the net weight of the Batch of Enzyme being shipped and includes the gross weight that agrees to the Air Waybill or other equivalent proof of shipment from transportation company.

D.	Commercial Invoice

E.	Value Evidence Certificate

F.	Any other documentation as reasonably required by Codexis and/or its Third Party designee.

G.	Certificate of Analysis

[*]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.